Exhibit 99.1
[LETTERHEAD OF GREKA ENERGY CORPORATION]

GREKA SUCCESSFULLY RESTRUCTURES WITH $56M

July 1, 2002. NEW YORK, NEW YORK—Greka Energy Corporation (NASDAQ/NM: GRKA) announced that the Company successfully restructured its business to focus on its Integrated Operations in Santa Maria, California as previously committed to be concluded by the end of the second quarter.

The Company institutionally placed $30 million of a secured credit facility to conclude the debt restructuring and a material acquisition of oil and gas assets in Santa Maria, California within its Integrated Operations. Of the $30 million proceeds received on June 27, 2002, the Company paid $14.3 million to GMAC Commercial Credit, LLC to retire its term loan, $12 million to Vintage Petroleum, Inc., and the balance toward working capital and closing costs. The Company executed a promissory note for the remaining $6 million purchase price owed to Vintage Petroleum to be paid within twelve months.

The assets acquired from Vintage Petroleum include all of their interests in oil and gas producing properties and facilities in the Santa Maria Valley of Central California. This consists of 5 fields and approximately 110 producing wells, encompassing over 5,000 acres of mineral interest and over 800 acres of real estate. Greka will operate the properties that reportedly have total daily production currently averaging approximately 2,000 BBL of heavy crude oil and 300 Mcf of gas. At $20 BBL, these properties sustain a PV-10 value before tax of approximately $36 million with proved reserves of approximately 5.5 MMBOED. As a result of acquiring the increased production, the total average throughput at the Company’s asphalt plant is now increased 36% to 3,400 BBL per day, over 90% of which are equity barrels.

Following and as part of the March 2002 announcement of the Company’s restructuring plan, the Company has also concluded the divestiture of its interests in the Potash Field, Louisiana for a contract price of $20 million, its interests in the Manila Village Field, Louisiana, and its interests in the Indonesia prospect for a $4 million production payment and retained 5% overriding royalty interest. The Company has also closed its offices in Bogota and Jakarta and plans to close its Houston office in July 2002.

Mr. Randeep S. Grewal, Chairman, CEO & President, stated, “We announced Greka’s restructured business plan in March 2002. This plan’s first implementation was with the Company’s 2001 year end audit conducted by its newly appointed independent accountants, Deloitte & Touche.

At the same time, the Company and its Board of Directors evaluated Greka’s E&P asset base. Considering the commodity price environment, management and the Board decided that it was an opportune time to divest Greka’s interest in the Potash Field and capitalize on the value we created in the asset since Greka’s acquisition of Saba in 1999. Since 1999, we converted the primarily shut-in field to a valuable asset by eliminating title defects and related litigation, executing several workovers that confirmed the reservoir productivity, and successfully drilling a new well that proved the Company’s geophysical interpretation and field potential. The Company’s decision to sell Potash was the correct course of action as demonstrated by Greka’s collection in May 2002 of $20 million cash proceeds from the sale.

The divestiture of Potash was the catalyst that allowed Greka to implement a comprehensive restructured business plan concentrating on Greka’s Integrated Operations. To achieve this, aggressive and proactive milestones were established to completely restructure by the end of the second quarter the Company’s balance sheet, operations, and profit and loss statement going forward. In spite of the turbulent finance market and economy, the Company concluded the restructuring on time and within its expectations as previously committed to Greka’s shareholders.”

Mr. Grewal further stated, “The successful restructuring places Greka in a different paradigm as compared to the second quarter 2002. This re-engineering provides the Company significantly better liquidity, a de-leveraged balanced sheet, and focused management and operations. Our focus on the simplistic niche within our Integrated Operations business should enhance the Company’s efficiency and productivity, and thus profitability. The affirmative results of the plan are expected to be demonstrated in the Company’s financial and operational performance beginning in the third quarter, and we expect to release a revision to Greka’s guidance concurrently with the Company’s release of its second quarter earnings.”

Mr. Grewal further noted, “The core strength of Greka lies in its employee base and management team. It is because of their continued and unconditional commitment to Greka’s success that we have proudly achieved these milestones that now enable Greka’s shareholders and employees to reap the rewards going forward.

Recognition is also deserving of Durham Capital Corporation and CIBC World Markets. Durham Capital advised the Company in the $30 million financing and was instrumental in facilitating the transaction timely in accordance with the Company’s aggressive objectives to close within the second quarter. CIBC World Markets represented the Company in the $20 million Potash sale and was actively involved in closing the transaction within the Company’s price and 90-day closing expectations.”

Greka is a vertically-integrated energy company with primary areas of activities in California and long-term in China. The Company is principally focused on exploiting the high cash margin created from the relatively stable natural hedge by its crude production and the asphalt market in Central California.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company’s international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company’s ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.

For more information contact Richard A. L’Altrelli	ral@grekaenergy.com	212-218-4680

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